EXHIBIT 99.1

Upexi, Inc. June 2025 Monthly Update

TAMPA, Fla., July 08, 2025 (GLOBE NEWSWIRE) -- Upexi, Inc. (NASDAQ: UPXI), a brand owner specializing in the development, manufacturing, and distribution of consumer products with diversification into the cryptocurrency space, today released its June 2025 monthly update.

“June was a particularly active and successful month,” stated Upexi CEO Allan Marshall. “We increased our SOL balance during June by 8%, demonstrating continued growth while also continuing to earn an 8% staking yield.  And we delivered on key initiatives, gaining listed options on Nasdaq, announcing our intention to tokenize our equity via Superstate, and joining Webull’s Corporate Connect Service platform.  Looking ahead, we are laser-focused on increasing Upexi’s visibility and raising capital in an accretive fashion for the benefit of shareholders.”

Below are a few highlights from June.

Treasury Update as of June 30, 2025

•	Treasury: Upexi held 735,692 SOL, up 8.2% from the previously disclosed 679,677 SOL as of May 28.
•	Net Asset Value: Using the June 30 price of $154.74 per SOL[i], the 735,692 SOL are valued at $113.8 million.
•	SOL per Share: Using 38.2 million shares issued and outstanding at June 30, 2025, approximately 0.0192 SOL per common share, or $2.97 per common share.
•	Staking: Substantially all the treasury SOL are being staked, earning a ~8% yield.
•	Locked SOL: Approximately 58% of the portfolio was locked SOL when purchased at a mid-teens discount to the SOL spot price and provides for built-in gains for shareholders.

Business Initiatives

•	Options: Options on Upexi equity went live on Nasdaq for enhanced visibility, added liquidity and pricing efficiency, and increased hedging and trading strategies.
•	Tokenization: Upexi partnered with SEC-registered transfer agent Superstate to bring its equity onchain, enabling 24/7 trading, broadened investor access, and added programmability.
•	Webull: Upexi joined Webull’s Corporate Connect Service Platform to increase visibility, market awareness, and community with Webull’s 24 million registered users.

Upexi Events / Multimedia Recap

•	Upexi Fireside Chat
•	iAccess Alpha Virtual Best Ideas Conference
•	ICR Conference Spotlight Series
•	Morgan Creek’s Digital Currents podcast
•	The Block’s The Crypto Beat podcast
•	Arca’s That’s Our 2 Satoshis podcast
•	Solana Floor podcast

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Solana Monthly Recap

•	Network Performance: Solana recorded strong growth and market share numbers across most major metrics, including daily active addresses and application revenue, detailed more in the chart below.
•	Firedancer Progress: Jump Crypto’s high-performance client Firedancer launched a delegation program for its hybrid Frankendancer client, which has already amassed 8% of total Solana stake.
•	Institutional Adoption: French bank Societe Generale announced plans to launch a stablecoin on Ethereum and Solana, fintech giant Fiserv revealed a forthcoming Solana stablecoin launch, Moody’s Ratings tested tokenized securities credit ratings, and Solana Policy Institute submitted compliant tokenized securities frameworks to the US SEC.
•	Solana ETF Progress: Prospective spot SOL ETF issuers submitted updated S-1 filings and Rex-Osprey revealed the upcoming launch of its Solana staking ETF, which occurred after month end.
•	Application News: RWA firm Backed launched tokenized equities, decentralized vehicle data platform DIMO expanded to Japan, decentralized science startup CUDIS announced its upcoming CUDIS token on Solana, DEX aggregator Jupiter paused DAO voting, memecoin launchpad pump.fun outlined a $1b fundraise, and memecoin Bonk launched web3 game Bonk Arena.
•	Price: SOL entered June at $157 and finished the month nearly unchanged at $155. Using daily close prices, Solana bottomed at $132 on June 22nd and peaked at $165 on June 10th.

Solana Major Metrics, June 2025

	June 2025	YoY Growth	Market Share
Daily Active Addresses, m	4.8	200%	38%
Daily Transactions, $b	3.0	67%	70%
Dex Volumes, $b	182	347%	28%
Fees, $m	31	-43%	23%
Application Revenue, $m	147	33%	42%

Sources: Artemis, Blockworks. Note: Market share calculated using Ethereum, Avalanche C-Chain, Sui, Solana, Base, Polygon POS, BNB Chain, Tron, and Cardano.

About Upexi, Inc.

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. The Company has entered the cryptocurrency industry and cash management of assets through a cryptocurrency portfolio. For more information on Upexi’s treasury strategy and future developments, visit www.upexi.com.

Follow Upexi on X - https://twitter.com/upexitreasury

Follow CEO, Allan Marshall, on X - https://x.com/marshall_a22015

Follow CSO, Brian Rudick, on X - https://x.com/thetinyant

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Forward Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. For example, the Company is using forward looking statements when it discusses the anticipated use of proceeds. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Brian Rudick, Chief Strategy Officer

Email:brian.rudick@upexi.com

Phone: (216) 347-0473

Media Contact

Gasthalter & Co.

Upexi@gasthalter.com

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

(212) 896-1254

Upexi@KCSA.com

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i Closing price of SOL as quoted on coinmarketcap.com

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